AMENDMENT NO. 1 TO THE SECOND AMENDED AND
RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, Secretary of The Boston Company Fund (the "Trust"), does hereby certify that pursuant to Article VII,-Section 7.3 of the Trust's Second Amended and Restated Master Trust Agreement dated December 9, 1992, the following votes were duly adopted by a least a majority of the Trustees of the Trust at a meeting held November 22, 1993 at which a-quorum was present and acting throughout.

VOTED:

That the third sentence of the second paragraph of Article IV, Section 4.1 of The Boston Company Fund's Second Amended and Restated Agreement and Declaration of Trust dated December 9, 1992 be, and it hereby is, amended in its entirety to read as follows:

Article IV - Shares

Section 4.1 Description of Shares.   The Trustees may classify, designate, reclassify or redesignate any Shares of any Series or class into one or more Series or classes that may be established and designated from time to time, provided that such classification, designation, reclassification or redesignation shall not adversely affect the rights of any Shareholder.

;and

FURTHER

VOTED:

That Article V, Section 5.3 of The Boston Company Fund's Second Amended and Restated Agreement and Declaration of Trust dated December 9, 1992 shall be amended in the following respect:

FURTHER

VOTED:

Article V - Shareholders' Voting Powers and Meetings

Section 5. 3 Record Dates.  For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any dividend or distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding 30 days (except at or in connection with the termination of the Trust), as the Trustees may determine; or without closing the transfer books the Trustees may fix a date and time not more than 90 days prior to the date of any meeting of Shareholders... ; and.

FURTHER

VOTED

That any officer of the Trust be, and each of them hereby is, authorized to prepare, execute,  seal and deliver any and all documents, instruments, certificates, papers and writings; to file the same with any public official including, without limitation, the Secretary of State of The Commonwealth of Massachusetts  and the Boston City Clerk; and to do any and all· other acts, in the name of the Trust on its behalf, as may be necessary or advisable in connection with or in furtherance of the foregoing votes.

IN WITNESS WHEREOF, The undersigned has hereunto set her hand this, 7th of

February, 1994

/s/ Marie E. Connolly

Marie E. Connolly

Secretary